Exhibit 5(i)


April 18, 1997

The Hartford Steam Boiler Inspection
  and Insurance Company
One State Street
P.O. Box 5024
Hartford, Connecticut  06102-5024

Ladies and Gentlemen:

In connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act") of the Registration Statement on Form S-4 as amended (the "Registration Statement") on behalf of a newly formed holding company, HSB Group, Inc., a Connecticut corporation (the "Holding Company"), relating to the issuance of 20,041,707 shares of common stock of the Holding Company (the "Common Shares"), you have requested my opinion as to certain legal matters related to the Agreement and Plan of Share Exchange (the "Share Exchange") pursuant to which shares of common stock and preferred stock (the "Preferred Shares") of the Holding Company will be exchanged on a one-for-one basis for all the outstanding shares of common stock and Series B Convertible Preferred Stock, respectively, of The Hartford Steam Boiler Inspection and Insurance Company (the "Company").

As counsel for the Company in this transaction, I have made such legal and factual examination and inquiries as I have deemed advisable for the purpose of rendering this opinion. Based upon the foregoing, it is my opinion that upon (i) the Boards of Directors of the Company and the Holding Company having taken all required corporate action; (ii) the Registration Statement having become effective under the Act; (iii) the Agreement and Plan of Share Exchange (the "Exchange Agreement"), attached as Appendix A to the Prospectus and Proxy Statement contained in the Registration Statement (the "Prospectus") having been duly adopted by the Company's stockholders at the Company's Special Meeting to be held on June 23, 1997; (iv) all conditions in the Exchange Agreement to the effectiveness of the Share Exchange provided for therein having been satisfied and the restated Articles of Incorporation of the Holding Company substantially in the form attached as Appendix B to the Prospectus having been duly filed with the Secretary of State of Connecticut (the "Secretary of State"); (v) the Articles of Share Exchange having been duly filed with the Secretary of State; and (vi) the Common Shares and the Preferred Shares having been duly exchanged in the transactions contemplated by the Exchange Agreement and the Prospectus; the Common Shares and the Preferred Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Connecticut, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Opinions" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,



Robert C. Walker